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            16818 VIA CAMPO COURT              TELEPHONE
      [LOGO]SAN DIEGO, CALIFORNIA 92127-1799   619-485-5599

                                                               November 29, 1995

To our Shareholders:

    I am pleased to inform you that, on November 22, 1995, PSICOR, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") with Baxter CVG Services II, Inc. ("Purchaser"), a wholly owned subsidiary of Baxter Healthcare Corporation, which is a wholly owned subsidiary of Baxter International Inc., pursuant to which Purchaser has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of PSICOR Common Stock (the "Shares") for $17.50 per share. Under the Merger Agreement, the Offer will be followed by a merger (the "Merger") in which any remaining Shares of PSICOR Common Stock will be converted into the right to receive $17.50 per share in cash, without interest.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE SHAREHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT PSICOR SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. Having reviewed the best course for our Company, we believe that this transaction represents superior value to our shareholders and, given Baxter's vast expertise in the healthcare industry, that our employees and client hospitals will be well served.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Dain Bosworth Incorporated, PSICOR's financial advisors, that the consideration to be received by holders of PSICOR Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated November 29, 1995, of Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed material carefully.

                                          Sincerely,

                                          /s/ MICHAEL W. DUNAWAY

                                          --------------------------------------
                                          Michael W. Dunaway
                                          Chairman of the Board
                                          and Chief Executive Officer

                                  PSICOR, INC.